Exhibit 1.2

February 3, 2021

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

400 Somerset Street,

New Brunswick, NJ 08901

Attention:	Mr. John Fitzgerald

          President and Chief Executive Officer

Re: Services of Conversion Agent and Data Processing Records Management Agent

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) by Magyar Bancorp, MHC, Magyar Bancorp, Inc. and Magyar Bank (collectively with any of its successors or any new stock holding company formed to effect the second step offering, the “Company”), on behalf of both itself and the Company, to act as the conversion agent and the data processing records management agent (KBW in such capacities, the “Agent”) to the Company in connection with the Company’s proposed reorganization from the mutual holding company form to the full stock form of organization, including the offer and sale of the common stock (the “Conversion”) pursuant to the Company’s proposed Plan of Conversion and Reorganization (the “Plan of Conversion”). The sale will be to eligible persons in a subscription offering (the “Subscription Offering”), with any remaining unsold shares of Common Stock to then be offered to the general public in a community offering (the “Community Offering”) and if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, Community Offering, and any Syndicated Community Offering are collectively referred to herein as the “Offerings”).

This Agreement sets forth the terms and conditions of KBW’s engagement solely in its capacity as Agent. It is acknowledged that the terms of KBW’s engagement by the Company as exclusive financial advisor in the Conversion and as sole bookrunning manager in the Offerings is set forth in a separate agreement entered into by and between KBW and the Company (on behalf of both itself and the Company) on or about the date hereof (such separate agreement, the “Advisory Agreement”).

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

1.	Description of Services.

As Agent, and as the Company may reasonably request, KBW will provide the services further described below (the “Services”):

1.	Consolidation of Accounts and Development of a Central File, including, but not limited to the following:

•	Consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	Create the master file of account holders as of key record dates; and

•	Provide software for the operation of the Company’s Stock Information Center, including subscription management and proxy solicitation efforts.

2.	Preparation of Proxy Forms; Proxy Solicitation and Special Meeting Services, including, but not limited to the following:

•	Assist the Company’s financial printer with labeling of proxy materials for voting;

•	Provide support for any follow-up mailings to depositors, as needed, including proxy grams and additional solicitation materials;

•	Proxy and ballot tabulation; and

•	Support the Inspector of Election for the Company’s special meeting of depositors, if requested.

3.	Subscription Services, including, but not limited to the following:

•	Assist the Company in establishing and managing a Stock Information Center;

•	Advise on the physical location of the Stock Information Center including logistical and materials requirements;

•	Assist in educating Company personnel;

•	Establish recordkeeping and reporting procedures;

•	Supervise the Stock Information Center during the Offerings;

•	Assist the Company’s financial printer with labeling of offering materials for subscribing for shares of Common Stock;

•	Provide support for any follow-up mailings to depositors, as needed, including additional solicitation materials;

•	Common Stock order form processing and production of daily reports and analysis;

•	Provide supporting account information to the Company’s legal counsel for “blue sky” research and applicable registration;

•	Assist the Company’s transfer agent with the generation and mailing of stock ownership statements;

•	Perform interest and refund calculations and provide a file to enable the Company or its transfer agent to generate interest and refund checks.

4.

Records Processing Services: KBW will provide records processing services (the “Records Processing Services”) contemplated hereby. The parties hereto expressly acknowledge and agree that KBW expects to subcontract certain Records Processing Services, including without limitation certain integral data processing functions, to any one or more of its affiliates or to any other party (including non-affiliate third parties).

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

2.	Duties and Obligations.

KBW, as Agent, hereby agrees to perform the Services in a commercially reasonable manner and to comply with all timely, appropriate and lawful instructions received from duly authorized representatives of the Company. KBW makes no warranties regarding the rendering of the Services (including, without limitation, warranties of merchantability, security, accuracy, non-infringement, and fitness for a particular purpose), and no additional warranties may be implied from the terms of this Agreement. The Company will: (i) inform all of its authorized representatives, which may include attorneys, agents and advisors, that KBW shall act as the exclusive Agent and that they are authorized and directed to communicate with KBW and to promptly provide KBW with all information that is reasonably requested; (ii) cause KBW to have adequate notice of, and permit KBW to attend, meetings (whether in person or otherwise) where KBW’s attendance is, in the discretion of KBW, relevant, advisable or necessary; (iii) cause KBW to receive, as they become available, copies of the documents relating to the Plan of Conversion, the Conversion and the Offerings, to the extent KBW believes that such documents are necessary or appropriate for it to perform the Services and (iv) cause KBW to have adequate advance notice of any proposed changes to the Plan of Conversion, the proposed Services or the timetable of the Offerings. Failure by the Company to keep KBW timely and adequately informed or to provide KBW with complete and accurate necessary information on a timely basis shall excuse KBW’s delay in the performance of its Services and may be grounds for KBW to terminate the Services pursuant to this Agreement.

The actions to be taken by KBW hereunder are deemed by the parties to be ministerial only and not discretionary. KBW, in its capacity as Agent under this Agreement, shall not be called upon at any time to give any advice regarding implementing the Plan of Conversion. The Company shall have the sole responsibility to make any and all decisions with respect to implementing the Plan of Conversion, including but not limited to decisions regarding which customer bank accounts are to be included in accountholder records provided to KBW.

KBW expects to subcontract certain data processing functions integral to the Services with any one or more of its affiliates or with any other party. The fees and expenses of such subcontractor shall not be billed to the Company, unless otherwise agreed to by the parties hereto in writing. Such subcontractor shall agree to comply with the provisions of this Agreement set forth under the heading “Confidentiality and Consumer Privacy.”

3.	Fees Payable to KBW.

For the Services described above, the Company agrees to pay KBW a non-refundable cash fee of $30,000 (the “Services Fee”). Such fee is based upon the requirements of current banking regulations, the Company’s Plan of Conversion as currently contemplated, and the expectation that depositor data will be processed as of three key record dates. Any material changes in applicable regulations or the Plan of Conversion, or delays requiring duplicate or replacement processing due to changes to record dates, may result in additional fees not exceeding $10,000

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

payable to KBW. The Services Fee shall be payable as follows: (i) $10,000 shall be payable immediately upon execution of this Agreement, which shall be non-refundable and deemed to be earned in full when paid and (ii) all remaining amounts shall be payable immediately upon the completion of the Offerings.

4.	Costs and Expenses; Reimbursement.

The Company will bear all of expenses in connection with the Offerings and the matters contemplated by this Agreement. The Company shall also reimburse KBW for its reasonable out-of-pocket expenses incurred in connection with the Services, regardless of whether the Offerings are consummated, provided that such out-of-pocket expenses shall not exceed $15,000, which shall not be unreasonably withheld, conditioned or delayed. Typical expenses include, but are not limited to, additional programming costs, postage, overnight delivery, telephone and travel. Not later than two days before the closing of the Offerings, KBW will provide the Company with documentation of all reimbursable expenses of KBW, to be paid at closing. The provisions of this paragraph shall not apply to or in any way impair the indemnification, contribution or liability limitation provisions set forth in this Agreement.

5.	Reliance on Information Provided.

The Company agrees to provide KBW with such information as KBW may reasonably require to carry out the Services under this Agreement (all such information so provided, the “Information). The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of such Information in performing the Services contemplated by this Agreement without having independently verified or analyzed the accuracy or completeness of the same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information (including, without limitation, accountholder records provided or processed) or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

KBW, as Agent, may further rely upon the instructions and representations (whether oral or in writing) of the Company’s duly authorized representatives, without inquiry or investigation. KBW shall not be responsible for any action taken in reliance upon any signature, endorsement, assignment, certificate, order, request, notice or instruction (whether written or oral), or other instrument or document reasonably believed by it to be valid, genuine and sufficient in carrying out its duties hereunder. KBW shall not be liable or responsible, and shall be fully authorized and protected for, acting or failing to act in accordance with any oral instructions or requests.

KBW may consult with legal counsel chosen in good faith as to KBW’s obligations or performance under this Agreement, and KBW shall not incur any liability in acting in good faith in accordance with any advice from such counsel with respect to KBW’s obligations or performance under this Agreement.

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

6.	Confidentiality and Consumer Privacy.

KBW acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information and will not use Confidential Information for any purpose unrelated to its engagement hereunder; provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have been instructed to be bound by the terms and conditions of this paragraph. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by KBW or its representatives in violation of this Agreement, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW or its representatives by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not known to KBW to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company. It is understood by the parties hereto that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve the confidentiality of its own similar information.

KBW further acknowledges that a portion of the Information provided to it in connection with its engagement hereunder will include nonpublic personal data regarding Company customers and bank account records. KBW agrees that such information shall be deemed to be “Confidential Information” under this Agreement and shall not be used or disclosed except in accordance with the terms of this Agreement.

If at any time KBW is served with any judicial or administrative order, judgment, decree, motion, writ, or other form of judicial or administrative process which in any way affects any property of the Company, KBW is authorized to comply therewith in any reasonable manner as it or its legal counsel of its own choosing deems appropriate; provided that the Agent shall, if permissible by law or regulation, endeavor to give notice thereof to the Company. lf KBW complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, KBW shall not be liable to any of the parties, or to any other person or entity, even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

7.	Limitations of Responsibilities.

KBW, as Agent, (a) shall have no duties or obligations other than the contractual obligations specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or statements of ownership or the shares of Common Stock represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of any offer in connection with the Offerings or otherwise; (c) shall not be obliged to take any legal action hereunder which might in its sole judgment involve any expense or liability, unless it shall have been furnished with indemnity satisfactory to it; and (d) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

The duties, responsibilities and obligations of KBW, as Agent, shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. KBW, in its capacity as Agent, shall not be subject to, nor required to comply with, any other agreement between or among any or all of the parties hereto and/or any other person or entity, even though reference thereto may be made herein or therein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any person or entity other than the Company. Except as may otherwise specifically be set forth herein, KBW shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

KBW, as Agent in furnishing services to the Company under this Agreement, is acting only as an independent contractor and is not a fiduciary of, nor will its entering into this Agreement give rise to fiduciary duties to, the Company. KBW does not undertake by this Agreement or otherwise to perform any obligation of the Company, whether regulatory, contractual, or otherwise. KBW has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by it under this Agreement unless otherwise provided in this Agreement. The Company understands and agrees that KBW may perform services substantially similar to those to be performed hereunder for others, and nothing herein is intended to restrict or prohibit KBW from performing such services for others.

No implied duties or obligations shall be read into this Agreement against KBW, and KBW, in its capacity as such, shall not be bound by any provision of any agreement between the Company and any other person or entity other than this Agreement, and KBW shall have no duty to inquire into, or to take into account its knowledge of, the terms and conditions of any agreement made or entered into in connection with this Agreement.

8.	Indemnification; Contribution; Limitations of Liability.

The Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees, and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, and reasonably related to or arising out of the engagement of KBW pursuant to, and the performance

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

by KBW of the services contemplated by, this Agreement, and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s bad faith or gross negligence.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Conversion and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement.

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution.    For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against KBW or any other Indemnified Party.

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

KBW shall not be responsible nor liable for delays, errors or omissions arising from, relating to or made in connection with circumstances beyond its reasonable control, including but not limited to, acts or omissions of the Company or any of its advisors or agents, acts of governmental authorities, acts of civil commotion or riot, insurrection, acts of military authority, war or acts of war or terrorism, national emergencies, labor difficulties, fire, flood, weather-related problems, acts of God or nature, mechanical or electrical breakdown, computer problems, failure or unavailability of communications or power supply or any change in law or regulation materially affecting KBW or the Company.

In no event shall KBW be liable for: (i) acting in accordance with or relying upon any instruction, request, notice, demand, certificate, order or document from the Company or any authorized representative acting on its behalf or (ii) for any consequential, indirect, incidental, punitive, exemplary or special damages of any kind whatsoever (including but not limited to lost profits) even if KBW has been advised of the possibility of such damages. Any liability of KBW shall be limited to the amount of fees paid to KBW for the Services performed by KBW as Agent pursuant to this Agreement. A claim by Company for a return of fees paid to KBW by the Company for the Services performed as Agent pursuant to this Agreement shall be the sole and exclusive remedy for any damages. This limitation of liability is intended to apply to the full extent allowed by law, regardless of the grounds or nature of any claim asserted.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

It is understood that KBW’s engagement referred to above may be embodied in one or more separate written agreements and that, in connection with such engagement, KBW may also be requested to provide additional services or to act for the Company in one or more additional capacities. The indemnification provided hereunder shall apply to said engagement, any such additional services or activities and any modification, and shall remain in full force and effect following the completion or termination of KBW’s engagement or this Agreement.

9.	Commencement and Termination.

This Agreement shall commence immediately upon execution hereof by all parties and shall continue in force until the consummation or termination of the Conversion or the Offerings or the termination of this Agreement. This Agreement may only be terminated by the Company for cause due to action by KBW constituting a material violation of applicable law or a material breach of this Agreement, which breach remains uncured for ten (10) business days after written notice of such breach is delivered by the Company to KBW. This Agreement may only be terminated by KBW in the event of one or more of the following: (i) termination of the Advisor Agreement; (ii) circumstances described in this Agreement in the second paragraph under the heading “Miscellaneous”; (iii) action by the Company constituting a material violation of applicable law or a material breach of this Agreement (including as described in this Agreement

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

in the first paragraph under the heading “Duties and Obligations” or failure to pay the fees and expenses of KBW as set forth herein), which breach remains uncured for ten (10) business days after written notice of breach is delivered by KBW to the Company or (iv) any proceeding in bankruptcy, reorganization, rehabilitation, guaranty fund action, receivership or insolvency is commenced by or against the Company, the Company shall become insolvent, or cease paying its obligations as they become due.

10.	Survival of Obligations.

The covenants and agreements of the parties hereto, including those set forth under “Indemnification; Contribution; Limitations of Liability” above, will remain in full force and effect and will survive the consummation of the Conversion and the Offerings or the termination of this Agreement, and KBW, its affiliates, the officers, directors, employees and agents of KBW and any of its affiliates, and any person controlling KBW and any of its affiliates, shall be entitled to the benefit of the covenants and agreements thereafter.

11.	Miscellaneous.

The parties hereto acknowledge that there are no third party beneficiaries to this Agreement, which is for the exclusive benefit of the parties hereto. No other person or entity or their respective heirs, successors and assigns shall be deemed to have any legal or equitable right, remedy or claim hereto.

In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by KBW hereunder, KBW will provide the Company a reasonable opportunity to resolve such uncertainty or ambiguity and in the event that such uncertainty or ambiguity is unresolved KBW may, in its sole discretion, take any action it deems appropriate or refrain from taking any action unless and until KBW receives written instructions from the Company clarifying the ambiguity or uncertainty, and KBW shall not be liable for acting or the failure to take any action during this period. In the event of any disagreement between the Company and any other person or entity resulting in adverse claims and demands being made herein or affected hereby, KBW shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition under this Agreement, and in so doing shall be entitled to continue to refrain from acting until: (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court of competent jurisdiction or (ii) all differences shall have been settled by agreement among the adverse claimants and the Company or other persons or entities and KBW shall have been notified in writing of such agreement signed by the Company and the adverse person(s) or entity(ies). In the event of such disagreement, KBW may, but need not, tender into the registry or custody of any court of competent jurisdiction all property in KBW’s possession pursuant to the terms of this Agreement, together with such legal proceedings as KBW deems appropriate, and thereupon KBW shall be discharged from all further duties under this Agreement. The filing of any such legal proceeding shall not deprive

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

KBW of compensation or expenses paid or payable hereunder for Services, and KBW shall not be liable with respect to any suspension of performance, delay or otherwise as a result of the tendering of such property. KBW shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve KBW in any cost, expense, loss or liability unless indemnification, satisfactory to KBW, in its sole discretion, shall be furnished by the Company. KBW shall be indemnified for all reasonable costs (including employee time at the employee’s hourly rate determined by his annual salary) and reasonable attorneys’ fees and expenses in connection with any such action.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes any other agreements, either oral or written, among the parties hereto with respect to the specific subject matter hereof, but not any engagement, underwriting, agency or other agreements among the parties pursuant to which KBW is acting as the Company’s financial advisor, underwriter, placement agent, investment banker or in any similar capacity, including without limitation the Advisory Agreement. Except as specifically set forth herein, each party hereto acknowledges that no representation, inducement, promise or agreement, written, oral or otherwise, has been made by any party, or anyone acting on behalf of any party, which is not embodied or expressly stated herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding in relation to the Services. The Company hereby acknowledges and agrees that: (i) KBW has made full and complete disclosure to the Company of the possibility or existence of any conflict of interest resulting from KBW serving as both data processing records management agent pursuant to this Agreement and as financial advisor, underwriter, placement agent, investment banker or in any similar capacity pursuant to the Advisory Agreement or any other separate agreement and (ii) having received full disclosure thereof, the Company hereby waives any such conflict of interest and consents to KBW serving in such dual capacity.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this Agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

This Agreement may be executed in several counterparts, which taken together, shall constitute one and the same document. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties to this Agreement may require.

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

This Agreement may not be assigned by any party without the prior written consent of the other parties hereto and any purported assignment made in violation of the foregoing shall be void and have no legal effect; except that consent is not required for an assignment to a KBW affiliate or successor in interest. This Agreement may be modified only by a written amendment signed by all of the parties hereto and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of any other or subsequent breach.

Should any term or provision, or portion of such provision, of this Agreement be invalid or unenforceable, the scope thereof or the period covered thereby or otherwise, such term, provision, or portion of such provision, shall be deemed to be reduced and limited to enable KBW or the Company, as applicable, to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve, to the maximum extent permissible, the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

All media releases, public announcements and public disclosures by either party or its agents relating to this Agreement or the subject matter of this Agreement, but not including any announcement intended solely for internal distribution at such party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved by the other party prior to the release thereof, which approval shall not be unreasonably withheld.

12.	Notices.

Except as otherwise contemplated by this Agreement, all notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement, other than in the normal course of conducting the Services, can be by certified or registered mail, personal delivery or transmitted by any standard form of telecommunication with proof of delivery addressed as follows:

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com

Magyar Bancorp, MHC

Magyar Bancorp, Inc.

Magyar Bank

February 3, 2021

(a)	If to the Agent:

Keefe, Bruyette & Woods, Inc.

18 Columbia Turnpike, Suite 100

Florham Park, NJ 07932

Attn: Robin Suskind

Telephone: (973) 549-4036

Fax: (973) 549-4034

If to the Company:

Magyar Bank

400 Somerset Street,

New Brunswick, NJ 08901

Attn: John Fitzgerald

Each party may designate by notice in writing a new address/addressee to which any notice, demand, request or communication may thereafter be provided. If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Robin Suskind	Date: 2.3.2021
Robin Suskind
Managing Director

MAGYAR BANCORP, MHC MAGYAR BANCORP, INC. MAGYAR BANK

By:	/s/ John Fitzgerald	Date: 2/8/21
John Fitzgerald
President and Chief Executive Officer

Keefe, Bruyette & Woods • 18 Columbia Turnpike, Suite 100 • Florham Park, NJ 07932

973.549.4000 • 800.342.2325 • Fax 973.549.4034 • www.kbw.com